Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 25, 2021, relating to the consolidated financial statements of Panbela Therapeutics, Inc. and subsidiary (the “Company”) appearing in the Annual Report on Form 10-K of the Company for the years ended December 31, 2020 and 2019.

/s/ Cherry Bekaert

Tampa, Florida

May 4, 2021